UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2020

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2020 (the “Effective Date”), Predictive Oncology Inc. (the "Company") entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Oasis Capital, LLC (the “Investor”) pursuant to which the Company issued a convertible promissory note to the Investor (the “Note”) in the principal amount of up to $1,450,000 in exchange for a cash investment of $1,200,000. $240,000 of the Note’s principal represents an original issue discount (“OID”) and the remaining $10,000 represents a credit for the Investor’s transaction expenses. Under a Security Agreement entered into by the Company and the Investor on the Effective Date (the “Security Agreement”), the Company granted to the Investor a security interest in the Company’s assets to secure repayment of the Note. The principal amount of the Note accrues interest at a rate of 8% per annum (with six months of interest guaranteed). Unless previously converted (as discussed below), the Note will mature and become due and payable on the six month anniversary of the Effective Date. The Company will incur a 20% repayment charge in connection with any repayment of principal under the Note. Subject to certain limitations, the outstanding principal amount of the Note and interest thereon are convertible at the election of the Investor into shares of the Company’s common stock at a conversion price equal to $2.589.

Advances under the Note will be made in three tranches. The principal amount of the first tranche, which was advanced on the Effective Date, was $490,000 (including a $400,000 cash advance, a pro rata ($80,000) OID and the $10,000 transaction expense credit). The second and third tranches, each with principal amounts of $480,000 (including a $400,000 cash advance and a pro rata ($80,000) OID), will be advanced 30 and 60 days after the Effective Date, respectively.

The Company issued to the Investor five-year warrants (“Warrants”) to purchase 94,631 shares of the Company’s common stock at the closing of the first tranche, and will issue Warrants to purchase 92,700 shares at the closing of each of the second and third tranches. The Warrants are exercisable beginning on the sixth month anniversary of the issuance date at an exercise price equal $2.992 per share. As additional consideration for the investment, the Company issued 46,875 shares of its common stock (the “Inducement Shares”) to the Investor at the closing of the first tranche. The Investor will have piggyback registration rights with respect to the Inducement Shares and the shares issuable upon conversion of the Note.

The foregoing description of the Purchase Agreement, Note, Security Agreement and Warrants is qualified in its entirety by reference to such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 4.1, respectively, to this Current Report, which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by this reference. The issuance of the Note, the Warrant and the Inducement Shares at the first tranche closing of the transactions contemplated by the Purchase Agreement, and the Warrants to be issued at the second and third tranche closings, were not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). For these issuances, the Company relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of such securities has not and will not involve a public offering.

Item 9.01.	Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant issued to Oasis Capital, LLC under Security Purchase Agreement dated February 5, 2020

10.1	Securities Purchase Agreement dated February 5, 2020 by and between Predictive Oncology Inc. and Oasis Capital, LLC

10.2	Senior Secured Promissory Note dated as f February 5, 2020

10.3	Security Agreement dated February 5, 2020 by and between Predictive Oncology Inc. and Oasis Capital, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREDICTIVE ONCOLOGY inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: February 7, 2020